Exhibit 10.5

March 31, 2022

Livento Group, Inc.

Gentlemen:

I refer to the Stock Purchase Agreement, dated as of March 6, 2002, by and among Livento Group, LLC. (“LGLLC”), Milan I Hoffman and Frank J. Hariton (as escrow agent (the SPA”) whereunder LGI acquired super-voting preferred shares (the “A Shares”) and Series C Preferred Stock (the “C Shares”) of Nugene International, Inc. (“NUGN”). All defined terms not defined herein shall have the meaning given them in the SPA.

This letter confirms our agreement that I as the sole member LGLLC shall contribute my membership interests in LGLLC to NUGN so that LGLLC is a wholly owned subsidiary of NUGN conditioned only upon LGLLC assigning to me the A Shares. We agree that the C Shares shall be cancelled.

Kindly indicate your agreement to the foregoing by signing this letter where indicated below and returning it to me.

Very truly yours,

/s/ David Stybr
David Stybr

ACCEPTED AND AGREED TO:

Livento Group, LLG

By:	/s/ David Stybr
David Stybr, Managing Member